Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K. [OMITTED] INDICATES THAT INFORMATION HAS BEEN REDACTED.

PURCHASE AND SALE AGREEMENT

BETWEEN

WEST PLAZA RE HOLDINGS, LLC,

a Delaware limited liability company,

AS SELLER

AND

CORE POWER ACQUISITIONS, LLC,

a Delaware limited liability company,

AS PURCHASER

VILLAGE ON POOLER PARKWAY

262 Pooler Parkway

Pooler, Georgia 31322

ARTICLE I DEFINED TERMS		1

ARTICLE II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT		1

2.1	Purchase and Sale	1

2.2	Purchase Price and Deposit	1

2.3	Escrow Provisions Regarding Deposit	2

ARTICLE III FEASIBILITY PERIOD		3

3.1	Feasibility Period	3

3.2	Expiration of Feasibility Period	3

3.3	Conduct of Investigation	3

3.4	Purchaser Indemnification	4

3.5	Property Materials	5

3.6	Property Contracts	6

ARTICLE IV TITLE		6

4.1	Title Documents	6

4.2	Survey	6

4.3	Objection and Response Process	7

4.4	Permitted Exceptions	7

4.5	Subsequently Disclosed Exceptions	7

4.6	Purchaser Financing	8

ARTICLE V CLOSING		8

5.1	Closing Date	8

5.2	Seller Closing Deliveries	8

5.3	Purchaser Closing Deliveries	10

5.4	Closing Prorations and Adjustments	11

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5.5	Post Closing Adjustments	16

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		16

6.1	Seller’s Representations	16

6.2	AS-IS	18

6.3	Survival of Seller’s Representations	19

6.4	Definition of Seller’s Knowledge	20

6.5	Representations and Warranties of Purchaser	20

ARTICLE VII OPERATION OF THE PROPERTY		21

7.1	Leases and Property Contracts	21

7.2	General Operation of Property	22

7.3	Liens	22

ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING		22

8.1	Purchaser’s Conditions to Closing	22

8.2	Seller’s Conditions to Closing	23

8.3	Estoppel Certificates	24

ARTICLE IX BROKERAGE		25

9.1	Indemnity	25

9.2	Broker Commission	25

ARTICLE X DEFAULTS AND REMEDIES		26

10.1	Purchaser Default	26

10.2	Seller Default	26

ARTICLE XI RISK OF LOSS OR CASUALTY		27

11.1	Major Damage	27

11.2	Minor Damage	27

11.3	Closing	28

11.4	Repairs	28

ARTICLE XII EMINENT DOMAIN		28

12.1	Eminent Domain	28

ARTICLE XIII MISCELLANEOUS		29

13.1	Binding Effect of Agreement	29

13.2	Exhibits and Schedules	29

13.3	Assignability	29

13.4	Captions	29

13.5	Number and Gender of Words	29

13.6	Notices	29

13.7	Governing Law and Venue	29

13.8	Entire Agreement	30

13.9	Amendments	30

13.10	Severability	30

13.11	Multiple Counterparts/Electronic Signatures	30

13.12	Construction	30

13.13	Confidentiality	30

13.14	Time of the Essence	31

13.15	Waiver	31

13.16	Attorneys’ Fees	31

13.17	Time Zone/Time Periods	31

13.18	No Personal Liability of Officers, Trustees or Directors of Seller’s Partners	31

13.19	No Exclusive Negotiations	32

13.20	ADA Disclosure	32

13.21	No Recording; Public Filing	32

13.22	Relationship of Parties	32

13.23	Waiver of Trial by Jury	32

13.24	Seller Marks	32

13.25	Non-Solicitation of Employees	33

13.26	Survival	33

13.27	Multiple Purchasers	33

13.28	3-14 Audit	33

13.29	Post-Closing Net Worth Covenant and Limitation on Dissolution	34

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 12th day of July, 2024 (the “Effective Date”), by and between WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company, having an address at [omitted] (“Seller”), and CORE POWER ACQUISITIONS, LLC, a Delaware limited liability company, having an address at 302 Datura Street, Suite 100, West Palm Beach, Florida 33401 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A. Seller owns fee simple title to the real estate located in Chatham County, Georgia as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Village on Pooler Parkway.

B. Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I

DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II

PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Purchaser the Property and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price and Deposit. The total purchase price for the Property is Thirty-Seven Million Twenty-Five Thousand and No/100 Dollars ($37,025,000.00) (“Purchase Price”), payable by Purchaser, as follows:

2.2.1 Within two (2) Business Days following the Effective Date, Purchaser shall deliver to, Chicago Title Insurance Company, 711 Third Avenue, 8th Floor, New York, NY 10017, Attention: Matthew S. Bliwise, Telephone: 212-880-1210, Email: matt.bliwise@ctt.com (“Escrow Agent” or “Title Insurer”) a deposit (the “Initial Deposit”) of Eight Hundred Thousand and No/100 Dollars ($800,000.00) by wire transfer of immediately available funds (“Good Funds”). The Initial Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.2 The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. on the Closing Date.

2.3 Escrow Provisions Regarding Deposit.

2.3.1 Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Agreement. Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Agreement.

2.3.2 Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller or Purchaser pursuant to Section 10.1 or Section 10.2, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3 If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit or any part thereof, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5) Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Any return of the Deposit to Purchaser provided for in this Agreement shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4 The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

2.3.5 The parties shall deliver to Escrow Agent an executed copy of this Agreement. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the provisions of this Section 2.3; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Purchaser and Seller, and the same shall become fully effective upon execution and delivery by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 2.3.

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2.3.6 Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section 2.3.6.

2.3.7 The provisions of this Section 2.3 shall survive the termination of this Agreement, and, if not so terminated, the Closing and delivery of the Deed to Purchaser.

ARTICLE III

FEASIBILITY PERIOD

3.1 Feasibility Period. Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including the date of Closing, Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2 Expiration of Feasibility Period. Purchaser agrees that the Feasibility Period has expired simultaneously with the execution of this Agreement and that the Deposit (including both the Initial Deposit and, when delivered in accordance with Section 5.1, the Additional Deposit) shall be non-refundable (except as otherwise expressly set forth herein), and Purchaser’s obligation to purchase the Property shall be conditional only as specifically provided in this Agreement.

3.3 Conduct of Investigation. Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property, including with respect to any interviews or communications with any Tenant regarding its Lease or the Property or with Seller’s property manager or any governmental entity. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment and are in strict accordance with applicable law. Neither Purchaser nor Purchaser’s Consultants will communicate directly with any Tenant of the Property or any governmental authority with jurisdiction over the Property (except for routine requests for zoning related verification letters, etc.) without the prior written approval of Seller and with, at Seller’s option, the accompaniment by Seller or Property Manager.

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3.4 Purchaser Indemnification.

3.4.1 Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel reasonably approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise but not with respect to pre-existing conditions except to the extent exacerbated by Purchaser or its Consultants.

3.4.2 Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property (including, without limitation, a Phase II environmental study of the Property) without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion. Further, Seller shall have the right, without limitation, to disapprove any and all, tests, investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Notwithstanding the foregoing, typical property condition report inspections, survey field work, and phase I environmental report field work shall be deemed approved by Seller and the foregoing sentence shall not apply to such investigations. Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section 3.4.2. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III. If this Agreement is terminated, unless such termination was by reason of Seller’s default pursuant to the terms and conditions contained herein, Purchaser shall, upon written request by Seller and receipt of reimbursement by Seller to Purchaser for the cost of same promptly deliver to Seller copies of all non-privileged Third-Party Reports prepared on behalf of Purchaser with respect to the Property without any representation or warranty as to the contents of such reports. Purchaser shall maintain and cause its Consultants to maintain at all times of access to the Property, and shall provide Seller evidence of, commercial general liability insurance on an occurrence basis against loss, liability or damage on or about or relating to the Property, by an insurance company reasonably satisfactory to Seller, with a coverage of at least $2,000,000 per occurrence and at least $2,000,000 aggregate, naming Seller, and any other person or entity designated by Seller, as an additional insured for Purchaser’s indemnity obligations under this Agreement with such endorsements as Seller shall

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reasonably require, including, without limitation, coverage (by contractual liability endorsement) of Purchaser’s indemnity obligations under this Agreement. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Consultants’ entry onto the Property, or (ii) five (5) days after the Effective Date.

3.4.3 The terms and provisions of Section 3.4 shall survive Closing and any termination of this Agreement.

3.5 Property Materials.

3.5.1 On or prior to the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2), Seller agrees to make the documents set forth on Schedule 3.5 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “Materials”) available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense. In the alternative, at Seller’s option and within the foregoing time period, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Agreement shall be deemed delivered to the extent available to Purchaser on such secured web site). To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within five (5) Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Agreement pursuant to Section 3.2.

3.5.2 In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, as to the truth, accuracy, completeness or otherwise, and all such representations and warranties are hereby expressly excluded and disclaimed. All Materials are provided for informational purposes only and, if this Agreement is terminated for any reason, Purchaser shall certify in writing to Seller the destruction of such Materials, other than those subject to Purchaser’s file retention policy, within five (5) Business Days of Seller’s written request. Recognizing that the Materials delivered or made available by Seller pursuant to this Agreement may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property. Notwithstanding the foregoing or anything contained herein to the contrary, and as an accommodation to Purchaser (and with no liability to Seller of any kind unless Seller knew such representation to be untrue when made), Seller (x) represents that to Seller’s actual knowledge, none of the Materials provided by Seller to Purchaser contains information that could reasonably be expected to constitute material non-public information regarding a publicly held company and (y) agrees that it will provide prompt written notice to Purchaser if it actually knows or suspects that the foregoing representation is no longer true at any time during the term of this Agreement prior to Closing and shall provide Purchaser the option as to whether it wants to receive such information before providing the same.

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3.6 Property Contracts. At any time but no later than five (5) Business Days prior to the then scheduled Closing Date, Purchaser may from time-to-time deliver written notice to Seller (a “Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”). Purchaser shall, at Closing, assume all of the Property Contracts which are listed on the Property Contracts List (or which Purchaser consents to after the Effective Date) other than the Terminated Contracts (the “Assumed Contracts”). For each Property Contract, Seller shall deliver a Vendor Notice at Closing. To the extent that any Property Contract to be assigned to Purchaser is either (a) assignable but requires the applicable vendor to consent to the assignment and assumption of the Property Contract by Seller to Purchaser, or (b) not assignable (either by its terms or applicable law), then, prior to the Closing, Purchaser shall be responsible for obtaining from each applicable vendor a consent to such assignment and assumption. At Purchaser’s request, Seller shall reasonably cooperate with Purchaser to obtain any vendor consent. From and after Closing, Purchaser shall indemnify Seller for all Losses of any kind arising out of (i) Terminated Contracts in connection with the termination of such Terminated Contracts and any obligations that accrue under such Terminated Contracts from and after the Closing and (ii) Assumed Contracts in connection with the assumption of such Assumed Contracts and any obligations that accrue under such Assumed Contracts from and after the Closing. From and after Closing, Seller shall indemnify Purchaser for all Losses of any kind arising out of (i) any obligations that accrue under such Terminated Contracts prior to Closing and (ii) any obligations that accrue under such Assumed Contracts prior to Closing. If there are any definite amounts for which Seller or Purchaser is responsible pursuant to the two preceding sentences and such amounts are known at Closing, then the applicable Party shall pay such known amounts at Closing.

ARTICLE IV

TITLE

4.1. Title Documents. Prior to the Effective Date, Purchaser has ordered a standard form commitment or preliminary title report (“Title Commitment”) to provide an American Land Title Association owner’s title insurance policy for the Property, using the current policy jacket customarily provided by Title Insurer, in an amount equal to the Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”). Purchaser shall promptly deliver a copy of same to Seller. Purchaser shall be solely responsible for payment of the basic premium for the Title Policy and all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2 Survey. Subject to Section 3.5.2, prior to the Effective Date, Seller has delivered to Purchaser the existing survey of the Property (the “Existing Survey”). Purchaser acknowledges and agrees that delivery of the Existing Survey is subject to Section 3.5.2. Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the “Survey”). Purchaser shall be solely responsible for the cost and expense of the preparation of any new or updated survey requested pursuant to the terms of this Section 4.2.

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4.3 Objection and Response Process. On or before June 27, 2024 (the “Objection Deadline”), Purchaser gave written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”). On July 2, 2024, Seller gave written notice (the “Response Notice”) to Purchaser of those Objections which Seller is willing to cure. Seller and Purchaser shall each have the right to extend Closing for up to 30 days in order to allow Seller to cure any Objections that Seller has agreed to cure. As of the date hereof Purchaser has accepted the Title Documents and Survey with the resolution, if any, of the Objections only as set forth in the Response Notice and without any reduction or abatement of the Purchase Price. If Seller fails to cure any Objections which Seller agreed to cure in the Response Notice by the Closing Date (as same may be adjourned by Seller pursuant to this Section 4.3 or as otherwise set forth in this Agreement), then Purchaser may, as its exclusive remedy, either (a) accept the Title Documents and Survey without resolution of such Objections without any reduction or abatement of the Purchase Price, or (b) terminate this Agreement, in which event the Deposit shall be returned to Purchaser (subject to Purchaser’s obligations under Section 3.5.2).

4.4 Permitted Exceptions. The Deed delivered pursuant to this Agreement shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1 All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics’ liens, (c) taxes due and payable prior to Closing, (d) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (e) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments payable in the year in which the Closing occurs but which are not yet due and payable and taxes and assessments for subsequent years;

4.4.2 All Leases;

4.4.3 Applicable zoning and governmental regulations and ordinances;

4.4.4 Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.5 Any Objections set forth in the Objection Notice except to the extent Seller has agreed to cure such Objections in the Response Notice.

4.5 Subsequently Disclosed Exceptions. If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser prior to the Effective Date (the “New Exception”), Purchaser shall have a period of five (5) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to

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cure the New Exception. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournment of the Closing Date to cure the New Exception. If Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (a) to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within six (6) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.6 Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V

CLOSING

5.1 Closing Date

5.1.1 . The Closing shall occur on the date that is thirty (30) days following the Effective Date (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. In order to permit the satisfaction of any conditions to Closing, the Closing Date may be extended without penalty at the option of Seller or Purchaser to a date not later than thirty (30) days following the then scheduled Closing Date by delivering notice at least two (2) Business Days prior to the Closing Date. For any or no reason, Purchaser shall have the right to extend the Closing Date to a date not later than fifteen (15) days following the then scheduled Closing Date by delivering notice at least two (2) Business Days prior to the then scheduled Closing Date. Within one (1) Business Day after providing such notice, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of One Million and No/100 Dollars ($1,000,000.00) by wire transfer of Good Funds. Once the Additional Deposit is made it shall be considered to be part of the Deposit and shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

5.2 Seller Closing Deliveries. No later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items duly executed by Seller and, as applicable, attested and acknowledged in accordance with applicable Georgia recording requirements:

5.2.1 A Limited Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions. Additionally, if Purchaser’s survey of the Property yields a legal description thereof that differs from that set forth on Exhibit A attached hereto, a quitclaim deed without warranty of any kind in Georgia recordable form to the Property, which quitclaim deed attaches the legal description of the Property taken from Purchaser’s survey.

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5.2.2 A Bill of Sale in the form attached as Exhibit C.

5.2.3 A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4 An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5 Notification letters (the “Vendor Notices”) (i) to each vendor under any Terminated Contract, in the form attached hereto as Exhibit F-1, and (ii) to each vendor under any Assumed Contract, in the form attached hereto as Exhibit F-2, in each case, which Seller (or at Seller’s direction, Escrow Agent) shall, at Seller’s sole cost and expense, deliver to each vendor.

5.2.6 Seller’s counterpart signature to the closing statement prepared by Title Insurer.

5.2.7 A title affidavit in form attached hereto as Exhibit I; provided however, that Seller shall not be obligated to provide a title affidavit or an indemnity form addressing the pre-printed exceptions related to the Survey if Purchaser has not provided a new or updated Survey to Title Insurer as referenced in Section 4.2.

5.2.8 A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.9 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.10 An updated Rent Roll effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11 An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.12 Notification letters to all Tenants at the Property prepared by Purchaser in the form attached hereto as Exhibit G (collectively, the “Tenant Notifications”), and upon Seller’s reasonable approval, executed and delivered by Seller to Escrow Agent.

5.2.13 Evidence of the termination of the Property Management Agreement, together with a commercial broker affidavit and lien waiver executed by Property Manager and waiving any lien rights of Property Manager in and against the Property under O.C.G.A. §§ 44-14-600, et seq.

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5.2.14 Either (i) an affidavit of Seller’s residency required by the laws of the State of Georgia (or the residency of Seller’s regarded taxpayer parent, if Seller is a “disregarded entity” for federal income tax purposes) certifying that Seller is a resident or deemed resident of the State of Georgia under O.C.G.A. § 48-7-128, or (ii) an Affidavit of Seller’s Gain, and, if applicable, a related Certificate of Seller’s Exemption (and the sum to be remitted to the State of Georgia based upon the Affidavit of Seller’s Gain, if applicable, will be withheld from the Purchase Price proceeds and deposited with Escrow Agent at Closing for Escrow Agent to remit to the State of Georgia) but if Seller cannot meet the requirements of either (i) or (ii) above, an amount equal to three percent (3%) of the Purchase Price shall be withheld from the Purchase Price proceeds and deposited with Escrow Agent for Escrow Agent to remit to the State of Georgia in accordance with O.C.G.A. § 48-7-128 et seq..

5.2.15 (i) Evidence of the termination of the existing management agreement between the Association and [omitted] currently managing the property owned by the Association, and (ii) evidence of the resignation of any current directors, officers, and committee members of the Association appointed by or affiliated with Seller.

5.2.16 A quit claim assignment, in recordable form and otherwise in form and substance reasonably satisfactory to Purchaser and Seller, of Seller’s rights under the Declaration;

5.3 Purchaser Closing Deliveries. No later than one (1) Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.2), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1 The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Agreement.

5.3.2 Any declaration or other statement which may be required to be submitted to the local assessor or taxing authority, including any transfer tax declarations.

5.3.3 Purchaser’s counterpart signature to the closing statement prepared by Title Insurer.

5.3.4 A countersigned counterpart of the General Assignment.

5.3.5 A countersigned counterpart of the Leases Assignment.

5.3.6 Purchaser’s signed counterparts to the Tenant Notifications.

5.3.7 Purchaser’s signed counterparts to the Vendor Notices.

5.3.8 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.9 Solely in the event the Property Management Notice is delivered to Seller prior to the expiration of the Feasibility Period and, as and to the extent required, the Property Manager consents to the assignment and assumption of the Property Management Agreement, the Property Management Assignment.

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5.3.10 If there are any Georgia withholding taxes required from Seller, a form G2-RP, provided that Seller provides to Purchaser the necessary information to complete form G2-RP.

5.4 Closing Prorations and Adjustments.

5.4.1 General. All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, and expenses related to the Association shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 for Purchaser’s review at least three (3) Business Days prior to Closing. Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit by Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller and Purchaser prorate any items that are paid by Tenants in accordance with their applicable Leases directly to any third party.

5.4.2 Other. Except as otherwise set forth in this Section 5.4, Seller and Purchaser shall prorate all other items of revenue and expenses associated with the Property as of the Closing Date on an accrual basis (with Purchaser to be charged for such expenses and credited for such revenue for the day of Closing) based on available information and in accordance with the customs for the closing of commercial real estate transactions in Georgia.

5.4.3 Utilities. The final readings and final billings for utilities will be made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date. Alternatively, Seller may elect at Closing to leave any deposits posted by it with any utility company and Seller shall receive a credit for same at Closing. This Section 5.4.3 shall apply only to the extent the expenses contemplated herein are paid by Seller instead of by Tenants.

5.4.4 Real Estate Taxes. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing (the “Tax Expense”), shall be prorated as of the Closing Date, based upon actual days involved. The proration of real property taxes shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the

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Closing Date, the proration shall be made using figures from the preceding year. After receipt of a final bill for the year of Closing, Purchaser shall promptly prepare and present to Seller a calculation of the re-proration of the Tax Expense, based upon the actual amount of such Tax Expense charged for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. Purchaser shall provide Seller with appropriate backup materials related to the calculation. This Section 5.4.4 shall apply only to the extent the expenses contemplated herein are paid by Seller instead of directly by Tenants to the taxing authority.

5.4.5 Intentionally omitted.

5.4.6 Leases.

5.4.6.1 All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases (except as set forth in Section 5.4.6.2)), income and expenses from any portion of the Property shall be prorated as of the Closing Date. Purchaser shall receive all collected rent and income attributable to dates on and after the Closing Date. Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing clauses (a) and (b) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing Date, but Purchaser shall pay Seller Seller’s prorated portion of such accrued Uncollected Rents as and when collected by Purchaser. Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, second, towards delinquent rents due to Purchaser, and, third, towards Uncollected Rents. Purchaser agrees to bill Tenants of the Property for all Uncollected Rents for a period of six (6) months following Closing and take commercially reasonable steps to collect such Uncollected Rents (without any obligation to institute or threaten legal proceedings). Seller shall not have the right from and after Closing to demand payment of and to collect Uncollected Rents owed to Seller by any Tenants.

5.4.6.2 Certain of the Leases contain tenant obligations to pay for taxes, common area expenses, operating expenses and/or additional charges of any other nature relating to the Property and/or certain portions thereof (collectively, “Charges”). Purchaser and Seller acknowledge and agree that Charges which Seller has heretofore collected from Tenants at the Property for the calendar year of Closing (up to the Closing Date) (“Seller’s Reconciliation Period”), have not yet been reconciled with Tenants to the extent Seller’s recovery of such expenses from Tenants for such period exceed or was less than the actual amount of such expenses for such period (the “Tenant Reconciliation”). In connection with the Tenant Reconciliation, the parties agree that (i) within thirty (30) days after Closing, Seller shall deliver to Purchaser the data reasonably supporting the Charges Seller collected from Tenants during Seller’s Reconciliation Period and the amount of Charges actually paid by Seller during Seller’s Reconciliation Period, and (ii) upon written request

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of either party, on or before April 30 of the calendar year following Closing, Purchaser shall be responsible for preparing the final Tenant Reconciliation (subject to Seller’s reasonable approval with respect to Seller’s Reconciliation Period) strictly in accordance with the terms and conditions of the applicable Leases and, to the extent applicable, either reimbursing or billing tenants accordingly. If the Tenant Reconciliation for Seller’s Reconciliation Period shows that amounts collected during Seller’s Reconciliation Period were more than the amount of charges actually paid by Seller during Seller’s Reconciliation Period, then Seller shall pay to Purchaser within ten (10) days following receipt of the final Tenant Reconciliation the amount of the overage, which amount shall be disbursed to the applicable tenants by Purchaser and Purchaser shall indemnify, defend and hold harmless Seller from and against any claims made by any Tenants for such overage amounts once such payment has been made by Seller to Purchaser. If it is determined that any Tenant has underpaid to Seller any portion of the Charges for Seller’s Reconciliation Period, Purchaser shall promptly pay to Seller the amount of any under-payment of such Charges from such Tenant to the extent of any under-payment of such Charges has in fact been collected from the applicable Tenants. The agreements of Seller and Purchaser set forth herein shall survive the Closing.

5.4.6.3 Percentage rent for Tenants which has not become due and payable by the day before the Closing Date shall be allocated equally over the applicable lease year in which Closing occurs, prorated based on the number of days in such lease year prior to the Closing Date, and paid by Purchaser to Seller outside of escrow within five (5) Business Days after receipt by Purchaser from the applicable Tenant. Within thirty (30) days after receipt, Purchaser shall provide Seller with copies of the applicable Tenant’s final gross sales reports for the lease year, and Purchaser shall grant Seller reasonable access to such party’s percentage rent records for each Tenant’s lease year. No later than April 30, 2025, Purchaser shall notify Seller as to whether any percentage rent was paid which is allocated to the lease year in which Closing occurred and Purchaser shall initiate any necessary proration of such percentage rent. If Seller has received payments of percentage rent based on any applicable lease year in which Closing occurs, in excess of Seller’s share as calculated as set forth above in this Section 5.4.6.3, it shall promptly pay such excess to Purchaser.

5.4.6.4 Seller shall be responsible for the payment of all Tenant Inducement Costs and Leasing Commissions that are required to be paid as a result of any Lease, or any amendment to a Lease, that (X) was signed by Seller prior to the Effective Date or (Y) results from Preapproved Lease Modifications prior to Closing, but expressly excluding each of the following which shall be Purchaser’s responsibility: (i) any refurbishment allowance or similar Tenant Inducement Cost or Leasing Commissions that may become payable pursuant to the express terms of such a Lease or amendment if the tenant thereunder exercises subsequent to the Effective Date a renewal, extension, expansion or similar option thereunder; and (ii) any Leasing Commissions that Purchaser obligates itself to pay to its broker or a tenant’s broker with respect to any such renewal, extension, expansion or similar option. Seller shall have no obligation to Purchaser for the payment of any other Tenant Inducement Costs or Leasing Commissions, including, without limitation, any Tenant Inducement Costs or Leasing Commissions payable with respect to any new Lease or Lease amendment entered into after the Effective Date other than with respect to the Preapproved

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Lease Modifications. If any Leasing Commission or Tenant Inducement Cost the payment of which is Seller’s responsibility, as provided above, has not been paid by Closing, then Purchaser will receive a credit at Closing for the unpaid amount. If before Closing Seller pays any Leasing Commission or Tenant Inducement Cost required to be paid before Closing but the payment of which is Purchaser’s responsibility (such as a Leasing Commission due upon execution of a new Lease other than a Preapproved Lease Modification after the Effective Date), then Seller will receive a credit from Purchaser at Closing for the amount so paid. For the purposes hereof, “Tenant Inducement Costs” shall mean (i) any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, without limitation, tenant improvement costs (whether paid by the landlord to the tenant as a cash allowance or incurred by the landlord in the performance of such tenant improvements), lease buyout costs, and moving, design and refurbishment allowances and (ii) solely with respect to any Preapproved Lease Modifications executed by Seller, so-called “downtime rent” (i.e., base rent and NNN pass-through expenses) attributable to the period from the Closing Date through the rent commencement date under the Preapproved Lease Modifications, as reasonably calculated by Seller and Purchaser at Closing and the loss of income resulting from any free rental period during the current term (or initial term if the term has not yet commenced) of such Lease that is not contingent on either the exercise of any renewal, expansion or other option by the Tenant thereunder. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period except as set forth in the immediately preceding sentence, it being agreed that Seller shall bear the loss resulting from any other free rental period until the Closing Date and that Purchaser shall bear the loss from and after the Closing. The term “Leasing Commissions” shall mean any brokerage commission, fee or other compensation owing in connection with any Lease. For the avoidance of doubt, the Tenant Inducement Costs for [omitted] shall include $[omitted], which is equal to the difference between full rent and the rent being paid during the first [omitted] months of the term of that Lease, and the Tenant Inducement Costs for [omitted] shall include $[omitted], which is equal to the difference between full rent and the rent being paid during the first [omitted] of the terms of that Lease and Seller shall credit Purchaser at Closing for any such Tenant Inducement Costs that remain outstanding at Closing.

5.4.6.5 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount (the “Tenant Security Deposit Balance”) equal to: (i) the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to Tenants thereunder as may be required by their respective Lease or state law, less (ii) any and all amounts of Tenant Deposits that Seller retains to offset Uncollected Rents, provided that Seller has properly notified Tenant pursuant to their respective Lease. Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Agreement (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller,

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either pursuant to the Leases or otherwise. Notwithstanding the foregoing, in the event any security deposits held by Seller are in the forms of letters of credit, Seller will reasonably cooperate with Purchaser in order to assign its interest in the letters of credit to Purchaser contemporaneously with Closing; provided, however, that any and all transfer (or similar) fees required to be paid in connection with any assignment shall be paid by Purchaser to the extent such fees are not otherwise paid by the applicable Tenant.

5.4.7 Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser. Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date (the “Risk of Loss Transfer”), after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.8 Employees. All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.9 Closing Costs. Purchaser shall pay (i) intentionally omitted, (ii) the basic premium for the Title Policy and all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements in connection therewith, (iii) Purchaser’s cost to obtain a new survey or to update the Survey, (iv) the recording charges or fees for recording the Deed, (v) all fees, costs or expenses in connection with Purchaser’s due diligence reviews and analyses hereunder, (vi) all fees, costs and expenses incurred by Purchaser in connection with any acquisition financing obtained by Purchaser, including with respect to any mortgagee title insurance policy, and (vii) one-half of the customary closing costs of the Escrow Agent. Seller shall pay (a) the cost of recording any instruments required to discharge any liens or encumbrances against the Property, (b) and one-half of the customary closing costs of the Escrow Agent, (c) any real property transfer taxes. Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.

5.4.10 Tax Appeals.

5.4.10.1 Purchaser acknowledges that Seller has filed an appeal (the “Appeal”) with respect to real estate ad valorem or other similar property taxes applicable to the Property (the “Property Taxes”).

5.4.10.2 From and after Closing, Purchaser agrees that it will continue, at Purchaser’s sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Purchaser deems reasonable to pursue). Seller shall, at Purchaser’s request, cooperate with Purchaser to continue the Appeal and shall have the right to reasonably consult with Purchaser with respect to such Appeal. In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and Seller shall share any rebate, refund or reduction (collectively, a “Refund”) resulting from the Appeal on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing each of Purchaser and Seller for their respective actual, reasonable and documented third-party costs (collectively, the “Third-Party Costs”) incurred in connection with the Appeal. If Third-

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Party Costs equal or exceed the amount of the Refund, then the Refund shall be applied to such Third-Party Costs on a pro rata basis, with each of Purchaser and Seller receiving a portion of the Refund equal to the product of (i) a fraction, the numerator of which is the respective party’s Third-Party Costs, and the denominator of which is the total of both parties’ Third-Party Costs, and (ii) the amount of the Refund.

5.4.10.3 Notwithstanding anything to the contrary contained in this Section 5.4.10, in the event either party obtains a Refund, the parties shall comply with any and all obligations of the landlord under the Leases (or any prior leases for which the tenant thereunder is no longer in occupancy) in order to pass through a portion of the Refund to Tenants thereunder (or the tenants under the prior leases).

5.4.11 Possession. Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be promptly made available to Purchaser at the Property after the Closing. Purchaser agrees to maintain and preserve any Seller’s Property-Related Files and Records as necessary to permit any readjustments as provided for in Section 5.5.

5.5 Post Closing Adjustments. Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), in accordance with the provisions of Section 5.4 of this Agreement; provided, however, that neither party shall have any obligation to re-adjust any items after the expiration of ninety (90) days after Closing. The time limitations for post-closing adjustments contained in the foregoing sentence shall not apply to post-closing adjustments for (i) Taxes pursuant to Section 5.4.4, (ii) the reconciliation of Charges pursuant to Section 5.4.6.2, (iii) Percentage Rent pursuant to Section 5.4.6.3, or (iv) any Refund pursuant to Section 5.4.10.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1 Seller’s Representations. Seller represents and warrants to Purchaser the following (all representations contained in this Section 6.1, collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1 Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement; and, subject to Section 8.2.34, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the

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transactions contemplated by this Agreement. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller’s ability to consummate the transaction contemplated by this Agreement or on the Property. This Agreement is a valid and binding agreement against Seller in accordance with its terms.

6.1.2 Seller is not a Prohibited Person.

6.1.3 Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.4 No petition in bankruptcy, (voluntary or involuntary), assignment for the benefit of creditors, or petition seeking reorganization or arrangement, or other action under the Federal Bankruptcy Law has been filed by, or is pending against or, to Seller’s knowledge, threatened by Seller.

6.1.5 To Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property, which will adversely impact Seller’s ability to convey the Property or which would affect the use or operation of the Property.

6.1.6 To Seller’s knowledge, Seller has not received any written notice of any monetary or material non-monetary default (that has not been cured) by Seller under any of the Property Contracts that will not be terminated on the Closing Date.

6.1.7 The rent roll attached hereto as Schedule 6.1.5 (the “Rent Roll”) (as updated pursuant to Section 5.2.10) is the rent roll used by Seller in the day-to-day operation of the Property. Seller is not a party to any Leases at the Property in effect as of the Effective Date except for the Leases set forth on the Rent Roll, and, to Seller’s knowledge, Seller has heretofore delivered or made available to Purchaser a true and correct copy of each Lease (including any guarantees, amendments, letter agreements, addenda and/or assignments thereof in Seller’s possession or reasonable control) set forth on the Rent Roll. To Seller’s knowledge, as of the Effective Date, each Lease set forth on the Rent Roll is in full force and effect. Except as set forth on the Rent Roll, (i) as of the Effective Date, neither Seller nor Tenant has delivered written notice to the other of any material default or claim for offset (excluding any defaults that have been cured or claims for offsets that have been finally resolved), (ii) as of the Effective Date, to Seller’s knowledge, neither Seller nor Tenant is in material default (excluding any defaults that have been cured) under any of the Leases, and (iii) the Rent Roll (as of the date of such Rent Roll) sets forth all security deposits held be Seller under the Leases and no security deposit set forth on the Rent Roll has been furnished in the form of a letter of credit.

6.1.8 To Seller’s knowledge, the list of all current Property Contracts attached hereto as Schedule 6.1.8 (the “Property Contracts List”) (as updated pursuant to Section 5.2.11) is accurate in all material respects and is complete. To the extent in Seller’s reasonable possession or control, complete copies of all Property Contracts to which Seller is a party, in effect as of the Effective Date and which will be binding upon Purchaser following the Closing, have been provided or made available to Purchaser.

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6.1.9 To Seller’s knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.

6.1.10 Seller is not a Prohibited Person.

6.1.11 To Seller’s knowledge, none of its investors, affiliates, brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

6.1.12 The assets Seller will transfer to Purchaser under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.1.13 The assets Seller will transfer to Purchaser under this Agreement are not derived from the proceeds of specified unlawful activity as defined in 18 U.S.C. §1956(c)(7).

6.1.14 Seller has not executed or entered into any other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Property that remain binding upon Seller or the Property other than this Agreement, the Leases and the Title Documents.

6.1.15 Except as provided in the Leases, as of the Effective Date, to the actual knowledge of Seller, no leasing commissions, fees or leasing costs (including tenant improvement costs, tenant allowances and brokerage commission) or other concessions or inducements are due or to become due with respect to any Lease, which will be binding on Purchaser after Closing.

6.1.16 Except as expressly provided in the Leases, none of the tenants under the Leases have a right or option to purchase the Property or any part thereof.

6.1.17 Except as disclosed in any environmental assessment or other environmental report or documentation included as part of the Materials, Seller has received no written notice that the Property is in material violation of any Environmental Laws which has not been cured, dismissed, settled or otherwise resolved.

6.2 AS-IS. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to i) the condition or state of repair of the Property; ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); iii) the value, expense of operation, or income potential of the Property; iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings

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and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Except for as it relates to Seller’s Representations, Purchaser waives its right to recover from, and forever releases and discharges Seller and Seller’s Indemnified Parties from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto, including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing and except for as it relates to Seller’s Representations, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Seller’s Indemnified Parties from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 6.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the Closing Date, such clean-up, removal or remediation shall not be the responsibility of Seller.

The provisions of this Section 6.2 shall survive Closing and the delivery of the Deed to Purchaser.

6.3 Survival of Seller’s Representations. Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of nine (9) months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has delivered notice to Seller and commenced litigation against Seller by filing and serving a lawsuit during the Survival Period for breach of any of Seller’s Representations. Under no circumstances shall Seller be liable to Purchaser for more than $740,500.00 in any individual instance or in the aggregate for all representations, warranties, liabilities, covenants, indemnities and/or obligations of Seller under this Agreement and/or any documents executed and delivered by Seller in connection with the Closing, including, without limitation, any breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for such matters unless the claim for damages (either in

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the aggregate or as to any individual claim) by Purchaser exceeds $25,000.00. Upon the expiration of the Feasibility Period and upon the consummation of the Closing, Purchaser shall be deemed to have waived any breach of representation or warranty by Seller that was Disclosed to Purchaser at such point. In no event shall Seller be liable to Purchaser for, or deemed to be in default hereunder by reason of, nor shall Purchaser be relieved of its Closing obligations hereunder by reason of, any breach of representation or warranty so waived.

6.4 Definition of Seller’s Knowledge. Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the “Designated Representative” of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative” shall refer to [omitted] and [omitted].

6.5 Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.5.2 Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement. This Agreement is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3 No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4 Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Agreement and the acquisition of the Property.

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6.5.5 The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6 Purchaser is not a Prohibited Person.

6.5.7 To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

6.5.8 The funds or other assets Purchaser will transfer to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9 The funds or other assets Purchaser will transfer to Seller under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.5.10 (a) Purchaser is not an employee benefit plan as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “Plan” as defined in Section 4975 of the Code; (b) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (c) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; and (d) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

ARTICLE VII

OPERATION OF THE PROPERTY

7.1 Leases and Property Contracts. During the period of time from the Effective Date to the date that is 5 Business Days prior to the expiration of the Feasibility Period, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify or terminate any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, that prior to the date that is 5 Business Days prior to expiration of the Feasibility Period Seller shall provide prompt written notice to Purchaser of any such actions. From and after the date that is 5 Business Days prior to the expiration of the Feasibility Period, Seller will not enter into new Property Contracts, new Leases or modify or terminate existing Leases or Property Contracts (unless such Leases or Property Contracts are terminable without penalty on no more than thirty (30) days’ notice) except upon five (5) Business Days prior written notice to Purchaser and with the prior written consent of Purchaser, which consent shall be in Purchaser’s sole discretion. The phrase “upon five (5) Business Days prior written

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notice to Purchaser and with the prior written consent of Purchaser” as used in the above sentence shall mean that Purchaser shall have five (5) Business Days after purchaser receives a true, correct and complete copy of any agreement subject to this Section 7.1 or a summary of the proposed business terms to review and to approve or disapprove in writing such agreement or summary, which approval or disapproval shall not be unreasonably withheld, conditioned or delayed; it being the understanding, however, that Purchaser’s failure to respond in writing within said five (5) Business Day period shall be deemed approval. Purchaser has preapproved and hereby consents to the Preapproved Lease Modifications. Seller has, prior to the Effective Date, entered into the Preapproved Lease Modifications.

7.2 General Operation of Property. Except as specifically set forth in this Article VII, Seller shall continue to operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property, (b) any requirements of or obligations under any Lease, (c) any requirements of or obligations under any Development Agreement or any Declarations and REAs, or (d) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed.

7.3 Liens. Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create, consent to or cause any lien or encumbrance to attach to the Property (which in any event will not include any lien created by any Tenant) between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance in its sole but good faith discretion. If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Exception for all purposes hereunder.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1 All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2 Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3 Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4 Satisfaction of the Estoppel Condition;

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8.1.5 Seller shall not be a debtor in any bankruptcy proceeding; and

8.1.6 There shall not be pending litigation or, to the knowledge of either Purchaser or Seller, any threatened litigation against Seller or the Property which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of Seller.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1. If any condition set forth in Sections 8.1.1 through 8.1.6 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Agreement and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price. Purchaser’s failure to provide Seller with written notice that it desires to terminate this Agreement by 12:00 p.m. on the Closing Date shall be deemed Purchaser’s decision to purchase the Property.

8.2 Seller’s Conditions to Closing. Without limiting any of the rights of Seller elsewhere provided for in this Agreement, Seller’s obligation to close with respect to conveyance of the Property under this Agreement shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1 All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2 Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3 Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder; and

8.2.4 There shall not be pending litigation or, to the knowledge of either Purchaser or Seller, any threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Agreement are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Agreement, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1. Notwithstanding the foregoing, both Purchase and Seller each have the right of extension to allow any outstanding conditions to be met, as detailed in Section 5.1.

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8.3 Estoppel Certificates.

8.3.1 Seller agrees to submit to each Tenant under a Lease after the expiration of the Feasibility Period a request for such Tenant to execute and deliver to Purchaser a signed estoppel certificate, in substantially the form of Exhibit H attached hereto (except that if any Lease prescribes a different form of estoppel certificate, Seller may instead submit an estoppel certificate to such Tenant in such prescribed form). Prior to Seller’s delivery of estoppels to Tenants for signature, Seller shall deliver the same to Purchaser for Purchaser’s review. Purchaser shall have three (3) Business Days after receipt thereof to review and comment on the draft tenant estoppels that Seller intends to deliver to such Tenants. For purposes of this Section 8.3.1, Seller and Purchaser agree that the other may, in its discretion, deliver comments and objections solely via electronic mail to the email address(es) set forth in Section 13.6 of this Agreement. Seller will deliver to Purchaser copies of each executed estoppel certificate promptly following Seller’s receipt thereof. In the event Seller is unable to obtain and deliver to Purchaser, at or prior to Closing, a Conforming Tenant Estoppel (as defined below) from Tenants meeting the Estoppel Threshold and the Godley Towne Center Declaration Estoppel (the “Estoppel Condition”), Seller shall not be deemed in default hereunder, however, Purchaser may terminate this Agreement by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except for the Survival Provisions. If Seller delivers a proposed estoppel certificate to Purchaser for review and Purchaser does not notify Seller that such estoppel certificate is unacceptable by the earlier of (a) three (3) Business Days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Purchaser. If the Estoppel Condition shall not be satisfied as of the date that is five (5) Business Days prior to the then scheduled Closing Date, then Seller and Purchaser shall each have the right, by written notice given to the other party, to adjourn the Closing and extend the Closing Date for a period of up to forty-five (45) days. After the satisfaction of the Estoppel Condition, either Seller or Purchaser, may provide written notice to the other party accelerating the Closing to a date that is at least five (5) Business Days after the date of delivery of such notice (but in no event to a date earlier than the initially scheduled Closing Date). As used herein, a “Conforming Tenant Estoppel” will mean either (i) an estoppel certificate that is dated as of a date not earlier than forty-five (45) days prior to Closing signed by a Tenant under a Lease on a Permitted Estoppel Form, which form has all fields properly completed, does not identify any non-de minimus default under the applicable Lease, contains no non-de minimus adverse exceptions or disclosures, and contains no adverse variation from the information included in the Leases and Rent Roll or (ii) an estoppel certificate that is otherwise acceptable to Purchaser in its commercially reasonable discretion. As used herein, a “Permitted Estoppel Form” means any of the following: (x) an estoppel certificate in substantially the form of Exhibit H, (y) an estoppel certificate in the form prescribed by the applicable Tenant’s Lease, or (z) an estoppel certificate in the form customarily provided by any national or regional Tenant, in each case, as may be modified by the applicable Tenant to permit the addition of any reasonable knowledge qualifiers.

8.3.2 Seller shall have the right (but not the obligation), at its election, to substitute its own estoppel certificate on behalf of any Tenant (other than a Major Tenant) to meet the Estoppel Threshold, and if Seller elects, it shall execute and deliver estoppel certificates in substantially the form of the Conforming Tenant Estoppel(s) to Purchaser; provided, however, that if such estoppel certificates delivered by Seller cover more than five (5%) of the leasable commercial area of the Improvements such excess area shall not count towards the satisfaction of the Estoppel Condition. Any such estoppel certificate given by Seller (a “Seller’s Estoppel”) shall state that the certifications made by Seller therein shall survive the Closing for the Survival Period or until such earlier date on which the applicable Tenant shall actually deliver a Conforming Tenant Estoppel, and, in each case, thereafter Seller’s estoppel certificate with respect thereto shall be of no further force or effect. For the purposes of this Agreement, statements contained in any Seller’s Estoppel shall be deemed to be representations of Seller hereunder.

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8.3.3 Seller shall obtain an estoppel certificate from the Association reciting to matters under the Godley Towne Center Declaration certified to Purchaser, in form and substance reasonably acceptable to Purchaser, with no adverse exceptions, with all relevant blanks filled in, without reference to any non-de minimus default, and with information that does not materially vary from the information delivered to Purchaser under this Agreement, and dated within sixty (60) days of the Closing (the “Godley Towne Center Declaration Estoppel”).

8.3.4 Seller shall utilize commercially reasonable efforts to obtain estoppel certificates from Tenants under each Lease. In addition, if and to the extent Purchaser’s lender requires or requests subordination, nondisturbance and attornment agreements (“SNDA”) for any Tenants or occupants of the Property, Seller shall request that such Tenants or occupants execute and deliver such SNDAs and shall use commercially reasonable efforts to cause all of such Tenants or occupants to execute an SNDA prior to Closing, provided that, the failure to obtain such SNDAs shall not be a condition precedent to Purchaser’s Closing obligations. As used in this Section 8.3.4, “commercially reasonable efforts” shall not include any obligation to institute or threaten legal proceedings, to declare or threaten to declare any person in default, to expend any monies or grant any concessions, to incur any liabilities, or to cause any other person to do any of the same.

ARTICLE IX

BROKERAGE

9.1 Indemnity. Seller represents and warrants to Purchaser that it has dealt only with CBRE Group Inc. (“Broker”) in connection with this Agreement. Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Agreement, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2 Broker Commission. If, as and when the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third party beneficiary of this Agreement. Seller shall cause Broker to execute and deliver at or before Closing a broker affidavit and lien waiver executed by Broker in a form reasonably acceptable to Title Company and confirming all amounts owed to Broker under or with respect to this Agreement and the transaction hereunder have been paid in full and releasing any and all lien rights of Broker in and against the Property under O.C.G.A. §§ 44-14-600, et seq.

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ARTICLE X

DEFAULTS AND REMEDIES

10.1 Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver the Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.2 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. If, Purchaser defaults in any of its other representations, warranties or obligations under this Agreement, and such default continues for more than ten (10) days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY AND IS NOT A PENALTY BUT IS FULL LIQUIDATED DAMAGES UNDER O.C.G.A.§ 13-6-7. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER. SELLER AND PURCHASER AGREE THAT SELLER’S RETENTION OF THE DEPOSIT IS NOT A PENALTY.

10.2 Seller Default. If Seller, prior to the Closing, defaults in its covenants or obligations under this Agreement, including to sell the Property as required by this Agreement and such default continues for more than ten (10) days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Agreement shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser, and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $125,000.00 in aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed and other Seller obligations to be performed at Closing pursuant to this Agreement (but not damages). Purchaser may seek specific performance of Seller’s obligation to deliver the Deed and perform its obligations at Closing pursuant to this Agreement only if, as a condition precedent to initiating such litigation for specific performance, Purchaser

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first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Agreement, including, without limitation, Section 5.3; (ii) not otherwise be in default under this Agreement; and (iii) file suit therefor with the court on or before the 60th day after the Closing Date; if Purchaser fails to file an action for specific performance within 60 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Agreement in accordance with subsection (a) above. Upon Seller’s written request, Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, Third-Party Reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI

RISK OF LOSS OR CASUALTY

11.1 Major Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Risk of Loss Transfer, and (i) the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than $1,851,250.00, as reasonably estimated by Purchaser, or (ii) such fire or other casualty at the Property would result in a termination right in favor of any Major Tenant, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten (10) days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Agreement by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser. In the event Purchaser fails to terminate this Agreement within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2 Minor Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to the Risk of Loss Transfer, and the cost of Repairs is equal to or less than $1,851,250.00, as reasonably estimated by Purchaser, and such fire or other casualty at the Property would not result in a termination right in favor of any Major Tenant, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty. In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing. Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

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11.3 Closing. In the event Purchaser fails to terminate this Agreement following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Agreement, at Seller’s election, either (a) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim and proceeds related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (b) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs, as reasonably estimated by Purchaser, (less any amounts which may already have been spent by Seller for Repairs). For the purpose of reducing the Purchase Price, evidence of amounts spent by Seller for Repairs shall be provided to Purchaser for review as promptly as possible under the circumstances.

11.4 Repairs. To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing. To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs (“Construction Contracts”). If Purchaser has waived any applicable right to terminate this Agreement, then Purchaser shall have the right to reasonably approve any Construction Contracts except in the case of emergency as determined by Seller in Seller’s reasonable discretion. At Purchaser’s request, Seller shall use commercially reasonable efforts to obtain confirmation by the insurance provider regarding the portion of Repairs completed as promptly as possible under the circumstances.

ARTICLE XII

EMINENT DOMAIN

12.1 Eminent Domain. In the event that, at any time after the Effective Date, any part of the Property is (or previously has been) becomes the subject of any actual or threatened condemnation or eminent domain proceedings or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), then Seller shall promptly notify Purchaser in writing. If (a) such actual or threatened condemnation or eminent domain proceedings would (i) reduce the value of the Property by more than 2% of the Purchase Price, as reasonably estimated by Purchaser or (ii) result in a termination right in favor of any Major Tenant, Purchaser shall have the right, at Purchaser’s option, to terminate this Agreement by giving written notice within ten (10) days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Agreement, Purchaser shall recover the Deposit hereunder. If Purchaser fails

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to terminate this Agreement within such 10-day period, this transaction shall be closed in accordance with the terms of this Agreement for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award. It is expressly agreed between the parties hereto that this Section 12.1 shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII

MISCELLANEOUS

13.1 Binding Effect of Agreement. This Agreement shall not be binding on either party until executed by both Purchaser and Seller. Neither the Escrow Agent’s nor the Broker’s execution of this Agreement shall be a prerequisite to its effectiveness. Subject to Section 13.3, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2 Exhibits and Schedules. All Exhibits and Schedules, whether or not annexed hereto, are a part of this Agreement for all purposes.

13.3 Assignability. This Agreement is not assignable by Purchaser without first obtaining the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Agreement, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) such entity or entities are affiliated or under common control with Purchaser, (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than ten (10) days prior to the Closing Date. As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity. Any transfer after the date hereof of a majority of the stock, partnership interests, membership interests or other beneficial interests of Purchaser, whether in a single transaction or in a series of transactions, without obtaining the prior written consent of Seller, shall be deemed a prohibited assignment by Purchaser of its interest hereunder, except as provided in the first sentence of this paragraph. No transfer or assignment by Purchaser in violation of the provisions hereof shall be valid or enforceable.

13.4 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6 Notices. See Schedule 13.6.

13.7 Governing Law and Venue. The laws of the State of Georgia shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein except for the conflict of laws provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

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13.8 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9 Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Agreement.

13.10 Severability. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.

13.11 Multiple Counterparts/Electronic Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12 Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13 Confidentiality. Purchaser shall not disclose the terms and conditions contained in this Agreement and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Agreement (a) as required by law, (b) to consummate the terms of this Agreement, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys, accountants, professional advisers, consultants, employees (including employees of Purchaser’s affiliates), agents and contractors performing any studies, reviews or investigations prior to Closing, banks, investors, financiers and other similar professionals (collectively, “Agents”) on a need-to-know basis. Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than to Agents, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. In addition, Purchaser shall instruct its Agents to comply with the confidentiality provisions contained here. Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

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Except as required by law or this Agreement, Purchaser shall not disclose to Seller any environmental information or environmental reports (other than a request for additional testing) in the course of Purchaser’s inspection of the Property, without Sellers’ prior written authorization, which may be granted or denied in Sellers’ sole and absolute discretion. This obligation shall survive any termination of this Agreement.

Notwithstanding anything to the contrary contained herein (but subject to the last sentence of this Section 13.13), on or after the date that is one (1) Business Day after the Closing Date, Purchaser and Seller may each issue a press release with respect to this Agreement and the matters contemplated hereby. In connection with the foregoing, the issuing party shall provide an advance written copy of such press release to the other party for such party’s prior approval (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Purchaser shall not use or disclose the name of Seller or any of Seller’s affiliates, subsidiary or parent entities, without the prior express written consent of Seller which consent may be withheld in Seller’s sole and absolute discretion. This obligation shall survive any termination of the Agreement.

13.14 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

13.15 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16 Attorneys’ Fees. In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be awarded its reasonable attorneys’ and experts’ fees and expenses actually incurred incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals. As used herein or in any document executed and delivered by Seller or Purchaser (or both) at the Closing, “reasonable attorneys’ fees” and words of similar import shall be deemed to mean reasonable attorney’s fees actually incurred at standard hourly rates and shall not be deemed to incorporate any statutory presumption or method of calculation under O.C.G.A. § 13-1-11(a) (or successor statute thereto).

13.17 Time Zone/Time Periods. Any reference in this Agreement to a specific time shall refer to Mountain Time. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18 No Personal Liability of Officers, Trustees or Directors of Seller’s Partners. Purchaser acknowledges that this Agreement is entered into by Seller which is a Delaware limited liability company, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

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13.19 No Exclusive Negotiations. Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Agreement, and that Seller shall not enter into any binding contract with a third-party for the sale of the Property unless such contract is contingent on the termination of this Agreement without the Property having been conveyed to Purchaser.

13.20 ADA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.21 No Recording; Public Filing. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Agreement or other memorandum or evidence thereof from the public records (except in connection with a good faith specific performance as set forth in this paragraph below). This appointment shall be coupled with an interest and irrevocable. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Purchaser and/or its parent entities may (i) record a lis pendens in support of a good faith specific performance action as provided in Section 10.2 hereof and (ii) make any and all public filings (which public filings may include a copy of this Agreement or a summary thereof) without the prior written approval of Seller solely to the extent that such filing is required by law, rule, regulation, court order, or any governmental, judicial or regulatory process or any obligations under any securities laws (including in satisfaction of any audits, accreditation requirements, orders, or other contractual arrangement with regulatory agencies or any governmental or quasi-governmental authorities).

13.22 Relationship of Parties . Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23 Waiver of Trial by Jury . THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS CONTRACT.

13.24 Seller Marks . Purchaser agrees that Seller, the Property Manager, or any of their respective affiliates, are the sole owners of all right, title and interest in and to the Seller Marks (or have the right to use such Seller Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the Seller Marks is granted, transferred, assigned or conveyed as a result of this Agreement. Purchaser further agrees that Purchaser will not use the Seller Marks for any purpose.

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13.25 Non-Solicitation of Employees. Prior to Closing, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.26 Survival. Except for (a) all of the provisions of this Article XIII; (b) Sections 2.3, 3.3, 3.4, 3.5, 3.6, 5.4, 5.5, 6.2, 6.3, 6.5, 9.1 and 11.4; (c) any other provisions in this Agreement, that by their express terms survive the termination or Closing; and (d) any payment obligation of Purchaser under this Agreement (the foregoing clauses (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Agreement shall survive the termination of this Agreement, and if the Agreement is not so terminated, all of the terms and provisions of this Agreement (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.27 Multiple Purchasers. As used in this Agreement, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Agreement. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.28 3-14 Audit. Purchaser has informed Seller that Purchaser and/or its auditors will be required to complete, with respect to certain matters relating to the Property, an audit, pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “3-14 Audit”). Subject to the limitations contained herein, in connection with the 3-14 Audit, Seller agrees, at no cost or expense to Seller, to reasonably cooperate with Purchaser by providing the operating statements and relevant supporting documentation of the Property for (i) the most recent complete calendar year immediately preceding the year in which Closing occurs and (ii) the interim period for the year in which Closing occurs (the “Audit Period”). After Closing, Seller agrees to provide Purchaser and/or its auditors any existing additional financial documentation in its possession reasonably requested for purposes of any 3-14 Audit regarding the operation of the Property for the Audit Period within five (5) Business Days of such written request. Notwithstanding anything to the contrary in this Section 13.28, all costs and expenses of any such 3-14 Audit shall be Purchaser’s sole responsibility and Seller shall have no obligation to deliver or disclose of any confidential, privileged, or proprietary information as determined by Seller in its sole and absolute discretion. For the purposes of this Section 13.28, detailed operating statements and supporting documentation shall not be considered to be confidential, privileged or proprietary. The provisions of this Section 13.28 shall survive Closing of this Agreement for a period of twelve (12) months.

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13.29 Post-Closing Net Worth Covenant and Limitation on Dissolution. As security for Seller’s obligations to Purchaser under this Agreement that survive Closing, Seller agrees (i) that it shall not dissolve or liquidate the Seller entity, it shall remain in valid existence, duly organized, and in good standing under the laws of the State of Delaware, and (ii) to maintain in one or more accounts in Seller’s name cash or cash equivalents in an amount at least equal to SEVEN HUNDRED FORTY THOUSAND FIVE HUNDRED DOLLARS ($740,500) until the expiration of the Survival Period. Seller further covenants and agrees that it shall not make final distribution of such funds to its general or limited partners or otherwise until the expiration of the Survival Period, provided that, if Purchaser provides written notice of a claim within the Survival Period, the Survival Period shall be extended solely with respect to the amount asserted in such claim until final resolution of such claim. Upon request, Seller will furnish or cause to be furnished to Purchaser, Seller’s most recent balance sheet demonstrating, and a certification signed by an officer of Seller certifying, that Seller is in compliance with this Section 13.29. The provisions of this Section 13.29 shall survive Closing.

[Remainder of Page Intentionally Left Blank]

34

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

WEST PLAZA RE HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Christopher Winnen
Name: Christopher Winnen
Title: Authorized Signatory

By:	/s/ Michael Moran
Name: Michael Moran
Title: Authorized Signatory

[Signatures continued on following page]

Signature Page to Purchase and Sale Agreement

PURCHASER:

CORE POWER ACQUISITIONS, LLC,
a Delaware limited liability company

By:	Core Power, LLC,
a Delaware limited liability company,
its Managing Member

By: Sterling Core Power, LLC,
a Delaware limited liability company,
its Manager

By: /s/ Jordan Fried
Name: Jordan Fried
Title: Vice President

[Signatures continued on following page]

Signature Page to Purchase and Sale Agreement

ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Agreement to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Agreement, and hereby establishes July 12, 2024 as the date of opening of escrow and designates [omitted] as the escrow number assigned to this escrow.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Matthew S. Bliwise
Name: Matthew S. Bliwise
Title: Vice President

Escrow Agent Signature Page to Purchase and Sale Agreement

EXHIBIT A

LEGAL DESCRIPTION

Chatham County, Georgia

All those lots, tracts or parcels situate, lying and being in Chatham County, Georgia, being shown and designated as Parcel #4 and Outparcel #1A, Godley Town Center, Located in: Eighth Georgia Militia District, City of Pooler, Chatham County Georgia, prepared by Michael C. High, Registered Land Surveyor No. 2956, dated September 23, 2011 last revised June 6, 2014, recorded in Plat Book 42-S Page 196A-F, Records of Chatham County, Georgia

Parcel 4

Commencing at a 1 inch open top found at the intersection of the northeastern Right of Way of Maxwell Drive, said Right of Way being 120 feet in width, and the northern Right of Way of Pooler Parkway, said Right of Way being 275 feet in width; thence following along said northeastern Right of Way of Maxwell Drive, North 33 degrees 43 minutes 26 seconds West for a distance of 285.96 feet to a 3/4” rebar with cap, said point being the true Point of Beginning;

Thence, continuing along said Right of Way of Maxwell Drive, North 33 degrees 43 minutes 26 seconds West a distance of 261.02 feet to a mag nail; thence along a curve to the right having a radius of 537.29 feet and an arc length of 164.17 feet being subtended by a chord of North 24 degrees 58 minutes 13 seconds West for a distance of 163.53 feet to a 1/2” rebar with cap set at the southwestern end of a radius forming the intersection of the northeastern Right of Way of Maxwell Drive, said Right of Way being 120 feet in width, and the southern Right of Way of Towne Center Boulevard, said Right of Way varies in width; thence, along said radius, along a curve to the right having a radius of 30.00 feet and an arc length of 38.71 feet being subtended by a chord of North 20 degrees 45 minutes 04 seconds East for a distance of 36.08 feet to a 1/2” rebar with cap set at the northeast end of the aforementioned radius; thence, along said southern Right of Way of Towne Center Boulevard, along a curve to the right having a radius of 2783.59 feet and an arc length of 1112.40 feet being subtended by a chord of North 69 degrees 10 minutes 03 seconds East for a distance of 1105.01 feet to a mag nail set; thence South 09 degrees 23 minutes 03 seconds East a distance of 10.00 feet to a mag nail set; thence along a curve to the right having a radius of 2773.57 feet and an arc length of 201.50 feet being subtended by a chord of North 82 degrees 41 minutes 50 seconds East for a distance of 201.46 feet to a 1/2” rebar with cap set; thence North 84 degrees 46 minutes 43 seconds East a distance of 29.36 feet to a mag nail set; thence South 89 degrees 29 minutes 09 seconds East a distance of 196.48 feet to a mag nail set at which the aforementioned southern Right of Way of Towne Center Boulevard intersects the southwestern Right of Way of Benton Boulevard, said Right of Way being 100 feet in width; thence, following along said Right of Way of Benton Boulevard, South 05 degrees 13 minutes 17 seconds East a distance of 487.20 feet to a 3/4” rebar with cap found; thence, leaving said Right of Way and proceeding North 50 degrees 11 minutes 10 seconds West a distance of 49.53 feet to a 1/2” rebar with cap set; thence South 84 degrees 50 minutes 57 seconds West a distance of 202.21 feet to a 1/2” rebar with cap found; thence along a curve to the left having a radius of 2200.00 feet and an arc length of 10.88 feet being subtended by a chord of South 84 degrees 42 minutes 27 seconds West for a distance of 10.88 feet to a 5/8” rebar with cap found; thence along a curve to the left having a radius of 2200.00 feet and an arc length of 233.69 feet being subtended by a chord of South 81 degrees 31 minutes 22 seconds West for a distance of 233.58 feet to a 5/8” rebar with cap found; thence South 33 degrees 16 minutes 48 seconds West a distance of 22.15 feet to a 5/8” rebar with cap found; thence South 11 degrees 39 minutes 41 seconds East a distance of 203.38 feet to a 5/8” rebar found; thence North 84 degrees 52 minutes 38 seconds East a distance of 17.05 feet to a 5/8” rebar found; thence South 05 degrees 07 minutes 22 seconds East a distance of 43.17 feet to a 5/8” rebar found on the aforementioned northern Right of Way of Pooler Parkway; thence following along said Right of Way along a curve to the left having a radius of 2034.89 feet and an arc length of 72.02 feet being subtended by a chord of South 78 degrees 21 minutes 59 seconds West for a distance of 72.02 feet to a 1/2” rebar with cap set; thence leaving said Right of Way and proceeding North 11 degrees 39 minutes 41 seconds West a distance of 247.07 feet to a 1/2” rebar with cap set; thence North 56 degrees 36 minutes 10 seconds West a distance of 15.56 feet to a 1/2” rebar with cap set; thence along a curve to the right having a radius of 1247.63 feet and an arc length of 262.69 feet being subtended by a chord of South 64 degrees 07 minutes 07 seconds West for a distance of 262.20 feet to a 1/2” rebar with cap set; thence along a curve to the right having a radius of 1247.63 feet and an arc length of 68.46 feet being subtended by a chord of South 71 degrees 43 minutes 20 seconds West for a distance of 68.45 feet to a 1/2” rebar with cap set; thence along a curve to the right having a radius of 105.50 feet and an arc length of 53.56 feet being subtended by a chord of South 87 degrees 50 minutes 18 seconds West for a distance of 52.99 feet to a 1/2” rebar with cap set; thence along a curve to the left having a radius of 94.00 feet and an arc length of 61.08 feet being subtended by a chord of South 83 degrees 46 minutes 04 seconds West for a distance of 60.01 feet to a 1/2” rebar with cap set; thence South 65 degrees 18 minutes 53 seconds West a distance of 110.64 feet to a mag nail set; thence along a curve to the right having a radius of 300.00 feet and an arc length of 79.37 feet being subtended by a chord of South 70 degrees 40 minutes 45 seconds West for a distance of 79.14 feet to a 1/2” rebar with cap set; thence South 78 degrees 13 minutes 49 seconds West a distance of 55.56 feet to a 1/2” rebar with cap set; thence along a curve to the left having a radius of 150.00 feet and an arc length of 57.48 feet being subtended by a chord of South 67 degrees 15 minutes 12 seconds West for a distance of 57.12 feet to a mag nail set; thence South 56 degrees 16 minutes 35 seconds West a distance of 50.89 feet to a point, said point being the true point of beginning.

Said parcel contains 16.683 acres or726,692 square feet.

Outparcel 1A

Commencing at a 1 inch open top found at the intersection of the northeastern Right of Way of Maxwell Drive, said Right of Way being 120 feet in width, and the northern Right of Way of Pooler Parkway, said Right of Way being 275 feet in width; thence following along said northern Right of Way of Pooler Parkway along a curve to the right having a radius of 2034.89 feet and an arc length of 306.81 feet being subtended by a chord of North 62 degrees 00 minutes 12 seconds East for a distance of 306.52 feet to a 1/2” rebar with cap set, said point being the true point of beginning;

Thence leaving said Right of Way and proceeding North 24 degrees 41 minutes 07 seconds West a distance of 250.95 feet to a 1/2” rebar with cap set; thence along a curve to the right having a radius of 94.00 feet and an arc length of 61.08 feet being subtended by a chord of North 83 degrees 46 minutes 04 seconds East for a distance of 60.01 feet to a 1/2” rebar with cap set; thence along a curve to the left having a radius of 105.50 feet and an arc length of 53.56 feet being subtended by a chord of North 87 degrees 50 minutes 18 seconds East for a distance of 52.99 feet to a 1/2” rebar with cap set; thence along a curve to the left having a radius of 1247.63 feet and an arc length of 68.46 feet being subtended by a chord of North 71 degrees 43 minutes 20 seconds East for a distance of 68.45 feet to a 1/2” rebar with cap set; thence South 22 degrees 29 minutes 24 seconds East a distance of 213.86 feet to a 1/2” rebar with cap set on the aforementioned northern Right of Way of Pooler Parkway; thence following along said Right of Way along a curve to the left having a radius of 2034.89 feet and an arc length of 166.03 feet being subtended by a chord of South 68 degrees 39 minutes 37 seconds West for a distance of 165.99 feet to a point, said point being the true point of beginning.

Said parcel contains 0.887 acres or 38,616 square feet.

TOGETHER WITH easements appurtenant to the Land arising under that certain Drainage Easement by and between The Foxfield Company, a Florida corporation and Whitemarsh Island Properties, LLP, a Georgia limited liability partnership, dated February 12, 2004, filed for record February 19, 2004 at 3:58 p.m., recorded in Deed Book 265-U, Page 166, Records of Chatham County, Georgia.

ALSO TOGETHER WITH easements appurtenant to the Land arising under that certain Declaration of Easements, Covenants and Restrictions for Godley Towne Center by Whitemarsh Island Properties, LLP, a Georgia limited liability partnership, dated March 15, 2012, filed for record March 26, 2012 at 10:34 a.m., recorded in Deed Book 376-J, Page534, aforesaid Records; as amended by that certain First Amendment to Declaration of Easements, Covenants and Restrictions or Godley Towne Center by Whitemarsh Island Properties, LLP, a Georgia limited liability partnership, dated March 15, 2013, filed for record March 20, 2013 at 9:57 a.m., recorded in Deed Book 385-U, Page 810, aforesaid Records.

Less and Except:

Less and except property conveyed by the following:

a. Quitclaim Deed from West Plaza RE Holdings, LLC, a Delaware limited liability company, to The Godley Town Center Association, Inc., a Georgia corporation, dated March 31, 2017, recorded June 28, 2017, in Deed Book 1113, Page 333, aforesaid records.

b. Quitclaim Deed from West Plaza RE Holdings, LLC, a Delaware limited liability company, to The Godley Town Center Association, Inc., a Georgia corporation, dated March 31, 2017, recorded June 28, 2017, in Deed Book 1113, Page 336, aforesaid records.

EXHIBIT B

FORM OF LIMITED WARRANTY DEED

[Insert 3” margin on first page of deed, above all text]

(ABOVE SPACE RESERVED FOR RECORDING DATA)

AFTER RECORDING, RETURN TO:

Tax Parcel ID: __________

Attention: _______________

LIMITED WARRANTY DEED

This LIMITED WARRANTY DEED, is made this _____ day of _____, 2024, between WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Grantor”), and CORE POOLER POWER, LLC, a Delaware limited liability company (“Grantee”), (the terms Grantor and Grantee to include their respective heirs, successors and assigns where the context hereof requires or permits),

WITNESSETH THAT: Grantor, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt, adequacy and sufficiency of which being hereby acknowledged by Grantor, has granted, bargained, sold and conveyed, and by these presents does hereby grant, bargain, sell and convey unto Grantee, the real property described on Exhibit A attached hereto and made a part hereof (the “Property”).

TOGETHER WITH all rights, members, structures, improvements, easements, alleys, rights-of-way, appurtenances, privileges, tenements or hereditaments benefiting or appertaining thereto.

TO HAVE AND TO HOLD the Property, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of Grantee, forever in FEE SIMPLE.

GRANTOR will warrant and forever defend the right and title to the Property unto the Grantee against the claims of all persons claiming, owning or holding by, through or under Grantor (and not otherwise), subject to, but without by implication expanding the limited warranty of title referenced herein, the title matters set forth on Exhibit B attached hereto and made a part hereof.

IN WITNESS WHEREOF, Grantor has signed, sealed and delivered this Deed the day and year first above written.

GRANTOR:

Signed, sealed and delivered in the presence of:	WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

Witness Notary Public My commission expires: [NOTARY SEAL]	By: (SEAL) Name: Title:

Signed, sealed and delivered in the presence of:
By: (SEAL) Name: Title:
Witness Notary Public My commission expires: [NOTARY SEAL]

EXHIBIT A

LEGAL DESCRIPTION OF LAND

[To be updated]

EXHIBIT B

PERMITTED EXCEPTIONS

1.	All real property ad valorem taxes for the year 2024 and subsequent years not yet due and payable.

2.	[Matters of record to be updated and specifically listed]

3.

[The following matters disclosed by ALTA/NSPS Land Title Survey prepared by ________, GA RLS No. _____ on behalf of American Surveying & Mapping, Inc., dated June 21, 2024, last revised ______, 2024, designated as Job No. 2421148-51352:

a) Building encroaches over drainage easement;

b) Building B and Building C encroaches over utility easement; and

c) Water valves, water vaults, gas meters, gas valves, gas vaults, transformers, electric meters, electric boxes located throughout the Land.]

EXHIBIT C

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made this ____ day of _______________, 2024 by WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Seller”), in favor of CORE POWER POOLER, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of _______________, 2024 (the “Agreement”) with respect to the sale of certain Property identified therein. Any capitalized term used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller’s right, title, and interest, if any, in and up to, the Fixtures and Tangible Personal Property, without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Agreement.

This Bill of Sale shall be binding upon and inure to the benefit of the successors and permitted assigns of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Georgia.

[Remainder of page intentionally left blank.]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the day and year first written above.

SELLER:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION

GENERAL ASSIGNMENT AND ASSUMPTION

This GENERAL ASSIGNMENT AND ASSUMPTION (this “Assignment”) is executed by WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Seller”), in favor of CORE POWER POOLER, LLC, a Delaware limited liability company (“Purchaser”) as of ________, 2024 (the “Effective Date”).

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of _______________, 2024 (the “Agreement”) with respect to the sale of certain Property identified therein. Any capitalized term used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, Seller has agreed to assign, without recourse or warranty, to Purchaser all of Seller’s right, title and interest, if any, in and to the Miscellaneous Property Assets, the Permits and the Property Contracts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Assignment. As of the Effective Date, Seller hereby assigns, sells and transfers, without recourse or warranty, to Purchaser all of Seller’s right, title and interest, if any, in and to the Miscellaneous Property Assets, the Permits and the Property Contracts listed on Exhibit A attached hereto (the “Assumed Property Contracts”).

2. Assumption. As of the Effective Date, Purchaser expressly agrees to assume and hereby assumes all liabilities and obligations of Seller in connection with the Miscellaneous Property Assets, the Permits and the Assumed Property Contracts; provided, however, that to the extent that any Assumed Property Contract constitutes a Terminated Contract, Purchaser assumes such Property Contract only (a) through the effective date of the termination of such Property Contract pursuant to its express terms, and (b) to the extent of any cancellation fees, penalties or damages, including liquidated damages, due as a result of such termination.

3. Counterparts. This Assignment may be executed in a number of identical counterparts. Signatures may be delivered by facsimile or electronic delivery, and such signatures shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

4. Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs (including the cost of appeals), in addition to any other relief awarded by the court.

5. Applicable Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Georgia.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this General Assignment and Assumption as of the day and year first written above.

SELLER:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

[Purchaser’s Signature Page Follows]

PURCHASER:

CORE POWER POOLER, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

ASSUMED PROPERTY CONTRACTS

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS

ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS

This ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (this “Assignment”) is executed by WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Seller”), in favor of CORE POWER POOLER, LLC, a Delaware limited liability company (“Purchaser”) as of ________, 2024 (the “Effective Date”).

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of _______________, 2024 (the “Agreement”) with respect to the sale of certain Property more particularly described on Exhibit A attached hereto. Any capitalized term used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

WHEREAS, Seller, as landlord, has entered into certain leases, as more specifically set forth on Exhibit B attached hereto and incorporated herein by this reference, for the use of the Property by tenants (collectively, together with all amendments, modifications, supplements, restatements and guarantees thereof, “Leases”).

WHEREAS, the Agreement requires Seller and Purchaser to execute this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Assignment and Assumption. As of the Effective Date, Seller hereby irrevocably assigns, sets over, transfers and conveys to Purchaser all of Seller’s right, title and interest in and to (a) the Leases and (b) the Tenant Security Deposit Balance. Purchaser hereby accepts this Assignment and the rights granted herein, and Purchaser hereby expressly assumes, for itself and its successors, assigns and legal representatives, the Leases and the Tenant Security Deposit Balance and all of the obligations and liabilities, fixed and contingent, of Seller thereunder accruing from and after the date hereof with respect to the Leases and the Tenant Security Deposit Balance and agrees to (i) be fully bound by all of the terms, covenants, agreements, provisions, conditions, obligations and liability of Seller thereunder, which accrue from and after the date hereof, and (ii) keep, perform and observe all of the covenants and conditions contained therein on the part of Seller to be kept, performed and observed, from and after the date hereof.

2. Indemnification. Purchaser shall indemnify, protect, defend and hold harmless Seller from and against any and all claims incurred by Seller with respect to the Security Deposits assigned herein and actually transferred to Purchaser at Closing.

3. General Provisions.

a. Successors. This Assignment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

b. Counterparts. This Assignment may be executed in a number of identical counterparts. Signatures may be delivered by facsimile or electronic delivery, and such signatures shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

c. Governing Law. This Assignment and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State wherein the Property is located, without reference to the conflict of law provisions thereof.

d. Attorney’s Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be awarded all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs (including the cost of appeals), in addition to any other relief awarded by the court.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption of Leases and Security Deposits as of the day and year first written above.

SELLER:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

[Purchaser’s Signature Page Follows]

PURCHASER:

CORE POWER POOLER, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION

Chatham County, Georgia

[To be updated]

EXHIBIT B

LEASES

EXHIBIT F-1

FORM OF VENDOR NOTICE (TERMINATED CONTRACTS) [REMAINS UNDER REVIEW BY PURCHASER]

VILLAGE ON POOLER PARKWAY

(Date)

To: [INSERT VENDOR INFORMATION]

Re: Termination of [Insert Name and Date of Contract] (the “Contract”)

Dear [Insert Name]:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Seller”), intends to sell the property commonly known as Village on Pooler Parkway (the “Property”) to CORE POWER POOLER, LLC, a Delaware limited liability company (“Purchaser”) on ______________, 2024 (the “Closing Date”). In connection with such purchase and sale, Purchaser has elected to terminate the Contract. Accordingly, this letter shall serve as notice that the Contract is terminated as of _______, 20__ [INSERT DATE OF CLOSING, OR LATER DATE IF REQUIRED BY TERMINATED CONTRACT] (the “Termination Date”).

[To the extent that the Contract requires payment of any penalty or premium as a result of the termination of the Contract, Purchaser shall be solely responsible for the payment of any such cancellation fees or penalties.] Also, to the extent that the Termination Date is after the Closing Date, Purchaser shall be deemed to have assumed all of Seller’s obligations under the Contract as of the Closing Date.

Any and all future notices and inquiries that you may have regarding the termination of the Contract should be forwarded to Purchaser at the following address:

Core Power Pooler, LLC

c/o Sterling Retail Services, Inc.

302 Datura Street, Suite 100

West Palm Beach, FL 33401

Attention: Property Manager

[Signature continued on following page]

F-1-1

Very truly yours,

PURCHASER:

CORE POWER POOLER, LLC, a Delaware limited liability company

By:
Name:
Title:

F-1-2

And

SELLER:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

F-1-3

EXHIBIT F-2

FORM OF VENDOR NOTICE (ASSUMED CONTRACTS) [REMAINS UNDER REVIEW BY PURCHASER]

VILLAGE ON POOLER PARKWAY

(Date)

To: [INSERT VENDOR INFORMATION]

Re: Assumption of [Insert Name and Date of Contract] (the “Contract”)

Dear [Insert Name]:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Seller”), intends to sell the property commonly known as Village on Pooler Parkway (the “Property”) to CORE POWER POOLER, LLC, a Delaware limited liability company (“Purchaser”) on ______________, 2024 (the “Closing Date”). In connection with such purchase and sale, Purchaser has elected to assume the Contract. Accordingly, this letter shall serve as notice that the Contract is assumed as of the Closing Date.

[To the extent that the Contract requires payment of any penalty or premium as a result of the assumption of the Contract, Purchaser shall be solely responsible for the payment of any such amounts. Purchaser shall be deemed to have assumed all of Seller’s obligations under the Contract as of the Closing Date.]

Any and all future notices and inquiries that you may have regarding the assumption of the Contract should be forwarded to Purchaser at the following address:

Core Power Pooler, LLC

c/o Sterling Retail Services, Inc.

302 Datura Street, Suite 100

West Palm Beach, FL 33401

Attention: Property Manager

[Signature continued on following page]

F-2-1

Very truly yours,

PURCHASER:

CORE POWER POOLER, LLC, a Delaware limited liability company

By:
Name:
Title:

F-2-2

And

SELLER:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

F-2-3

EXHIBIT G

FORM OF TENANT NOTIFICATION

(Date)

To Tenants of Village on Pooler Parkway;

RE: Sale of Village on Pooler Parkway

Dear Ladies and Gentlemen:

We are pleased to inform you that, on ________, 20__, Village on Pooler Parkway was sold to CORE POWER POOLER, LLC, a Delaware limited liability company. As a result your lease has been assigned to ______________, whose Federal Employer Identification Number is ________________ (“New Owner”). Please send all sums pursuant to your lease as follows:

If by Commercial Café:	New Owner’s preferred method of payment utilizes a secure online web-based portal that provides tenants with a fast, easy and convenient way to view current lease ledgers, make online payments, and report sales. Tenants can set up one-time payments or recurring auto-payments using their bank account at no additional charge or pay via credit card, which is subject to standard processing fees. You will soon receive an invitation to register for this portal from your Property Manager, <xxxx>. Should you have any questions regarding the registration process or this portal, please email CommercialCafe@sterlingorganization.com or contact your Property Manager.

If by U.S. Mail:	Core Power Pooler, LLC
c/o Sterling Retail Services, Inc.
302 Datura Street, Suite 100
West Palm Beach, FL 33401
Attention: Property Manager

Additionally, all insurance policies required under the lease must be amended to add _______________ as an additional insured and Certificates of Insurance evidencing this change should be delivered to the above address promptly.

Rent is due and payable on the first day of each month in advance. This is the only notice you will receive. Please also note that, in the future, all formal notices which you may desire to give to your new landlord should be addressed as follows: __________________________________.

Please note that you should contact your insurance broker and notify them to send to New Owner a revised certificate of insurance replacing the former owner as the additional named insured with that of New Owner as the additional named insured.

Should you have any questions or concerns, please feel free to contact <xxxxx>, Property Manager, at:

Office: (xxx) xxx-xxxx

Cell: (xxx) xxx-xxxx

Email: <xxxxxxxx>

[SIGNATURES ON FOLLOWING PAGE(S)]

[Signature continued on following page]

Very truly yours,

SELLER:	WEST PLAZA RE HOLDINGS, LLC,
a Delaware limited liability company,

By:
Name:
Title:

NEW OWNER:

By:
Name:
Title:

EXHIBIT H

FORM OF TENANT ESTOPPEL CERTIFICATE

ESTOPPEL CERTIFICATE1

To: CORE POWER POOLER, LLC, a Delaware limited liability company (“Purchaser”) METLIFE REAL ESTATE LENDING LLC, its successors and assigns (collectively, “Lender”)

Re: That certain _______________ (as amended and modified on Exhibit A, the “Lease”) dated _________ __, ____ between _______________, a _____________ (“Landlord”), and _____________________, a ___________________ (“Tenant”), for _______________________ (the “Leased Premises”) in the property known as Village on Pooler Parkway (the “Property”)

The undersigned hereby certifies to Purchaser and Lender as follows:

1.

A true and correct copy of the Lease (including any addenda, riders, exhibits, schedules and amendments) is attached hereto as Exhibit A, and except as reflected therein there are no other agreements or understandings, whether written or oral, between Landlord and Tenant pertaining to the Lease, the Leased Premises or the Property. The Lease is in full force and effect.

2.	The Leased Premises has been accepted by Tenant and Tenant is currently in possession of and occupies the entire Leased Premises.

3.	The term of the Lease began on _________ and ends on __________, subject only to the following remaining renewal options: ____________________.

4.	Tenant claims no present charge, lien or claim of offset against rent except as follows: ____________________.

5.

Base rent has been paid for the current month but has not been paid and will not be paid for more than one month in advance. The current monthly fixed, minimum or basic rent under the Lease is $________ per month and is due on the ___ of each month. A security deposit in the amount of $     has been paid to Landlord.

6.

Tenant pays its share of real estate taxes, insurance and common area charges in accordance with the applicable provisions of the Lease, currently in the amounts of $__________ per month for real estate taxes, $__________ per month for insurance, and $___________ per month for common area charges. Such charges have been paid through _______________.

7.	Year-end reconciliations have been paid through 202_ and there are no outstanding disputes with respect to such reconciliations except as follows: __________________________.

[1]	Purchaser agrees that the deletion of items marked with * will not render an estoppel non-qualifying.

8.	To Tenant’s knowledge, there are no existing defaults by reason of any act or omission of the Landlord except as follows: __________________________.

9.

All improvements required to be completed by Landlord have been completed and there are no sums due to Tenant from Landlord and no allowances from Landlord to Tenant that have not been paid except as follows: __________________.

10.	Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof except as reflected in Exhibit A.

11.	Except as set forth in the Lease, Tenant has no right or option to purchase all or any part of the Leased Premises or the Property or for additional space in the Property.

12.	The person signing this letter on behalf of Tenant is a duly authorized representative of Tenant.

13.	All exhibits attached hereto are by this reference incorporated fully herein and are true, correct, and complete. The term “this Certificate” shall be considered to include all such exhibits.

14.	All guarantors of the Lease are identified below:

15.

*Tenant agrees to notify Lender of any default on the part of Landlord under the Lease which would entitle Tenant to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless Lender has received said notice and has failed within thirty (30) days after the expiration of the cure period provided the Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation. Any notice to Lender should be sent to the address set forth below:

This Estoppel Certificate is made to Purchaser and Lender in connection with the prospective purchase by Purchaser or Purchaser’s assignee of the property of which the Leased Premises is a part, and shall be binding upon Tenant and Tenant’s heirs, legal representatives, successors and assigns. This Estoppel Certificate may be relied on by Purchaser, Purchaser’s assignee and any person or entity which may finance such purchase.

[Signature Page Follows]

TENANT: [_____]

By:
Name:
Title:
Date:

EXHIBIT A

LEASE

[Attached]

EXHIBIT I

FORM OF TITLE AFFIDAVIT

TITLE AFFIDAVIT

dated as of _________________ _____, 2024

Seller:

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company (“Seller”)

Title Insurer:

Chicago Title Insurance Company (“CTIC” or “Title Insurer”)

CTIC NY NBU No.:

24001100

Commitment No.:

241210GA issued by CTIC (the “Commitment”)

Premises:

As legally described in the Commitment (the “Premises”)

Certifications:

The undersigned hereby certifies the following to Title Insurer (as to its respective estate and/or interest in the Premises):

Mechanics Liens:

Any labor, services or materials rendered or furnished at the request of Seller within the last ninety-five (95) days with regard to the Premises or with regard to the construction or repair of any building or improvements on the Premises, except for routine repairs and/or maintenance, have been completed and paid for in full or will be duly paid by the Seller in the ordinary course of business.

Tenants/Parties in Possession:

There are no tenants or other parties who are in possession or have the right to be in possession of said Premises other than those tenants identified on the annexed RENT ROLL, having rights as tenants only, none of which have an option to purchase the Premises (“OTP”), right of first refusal to purchase the Premises (“ROFR”) or right of first offer to purchase the Premises (“ROFO”), and all of which tenants have leases containing automatic subordination to landlord’s mortgages/deeds of trust.

Options to purchase or rights of first refusal:

The Seller has not granted (and the undersigned has no actual knowledge of) any unrecorded outstanding OTP, ROFR or ROFO affecting the Premises.

Taxes/Assessments:

All taxes, assessments, water rents and/or charges, sewer rents and/or charges, sewer hook-up charges, electricity, fire service, gas charges, common charges (i.e. condominium or association charges or dues) and other municipal charges that would constitute a lien and be currently due and payable have been (or will be) duly paid by the Seller in the ordinary course of business.

Broker:

The Seller has not entered into any agreement with any real estate broker for the payment of a commission or similar fee relating to the purchase, sale or lease of the Premises, except _____, to whom any fees due will be paid at the closing of the instant transaction.

Covenants & Restrictions:

To the actual knowledge of the undersigned:

To the actual knowledge of the undersigned, Seller has received no written notice of past or present violations of any effective covenants, conditions or restrictions set forth in the Commitment (the “CC&Rs”) which have not been cured; and

Notwithstanding:

Any charge or assessment provided for in any of the CC&Rs will be duly paid in the ordinary course of business.

I

Bankruptcy:

No proceedings in bankruptcy or receivership have been instituted by or against the Seller (or its constituent entities) which are now pending, nor has the Seller (or its constituent entities) made any assignment for the benefit of creditors which is in effect as to said Premises.

Gap Indemnification:

Between the most recent available Effective Date of the Commitment based on pre-closing continuation search(es) and the date of recording of the instruments to be insured in connection with the instant transaction, but in no event later than ten (10) business days from the date hereof (hereinafter, the “Gap Period”), the Seller has not taken or allowed and will not voluntarily take or allow any action to encumber or otherwise affect title to the Premises in the Gap Period. Seller agrees to indemnify Title Insurer from any loss arising from the breach of the representations or covenants contained in the foregoing sentence.

Inducement and Indemnification:

Seller provides this document to induce Title Insurer to insure title to said Premises well knowing that it will do so only in complete reliance upon the matters asserted hereinabove and further, will indemnify and hold Title Insurer harmless against any loss or damage sustained as a result of any inaccuracy in the matters asserted hereinabove.

Knowledge and Survival:

Any statement “to the actual knowledge of the undersigned” (or similar phrase) shall mean the actual knowledge, excluding constructive or imputed knowledge, of the below individual signer (“Knowledge Individual”), but such Knowledge Individual shall not have any personal liability in connection herewith.

SEE ANNEXED SIGNATURE PAGE(s)

I-2

SIGNATURE PAGE TO TITLE AFFIDAVIT

WEST PLAZA RE HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

Subscribed and sworn to on _____/_____/24

Notary Public

I-3

RENT ROLL

SEE ANNEXED

I-3

SCHEDULE 1

DEFINED TERMS

1.1.	“ADA” shall have the meaning set forth in Section 13.20.

1.2.	“Additional Deposit” shall have the meaning set forth in Section 5.1.

1.3.	“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.4.	“Appeal” shall have the meaning set forth in Section 5.4.10.

1.5.	“Association” shall mean The Godley Towne Center Association, Inc.

1.6.	“Broker” shall have the meaning set forth in Section 9.1.

1.7.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Georgia or New York. Unless the references in this Agreement to any specific time period expressly uses the capitalized term “Business Days”, the number of days for such time period shall be based on calendar days.

1.8.	“Charges” shall have the meaning set forth in Section 5.4.6.2.

1.9.	“Claims” shall have the meaning set forth in Section 6.2.

1.10.	“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

1.11.	“Closing Date” means the date on which the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.

1.12.	“Code” shall have the meaning set forth in Section 2.3.6.

1.13.	“Conforming Tenant Estoppel” shall have the meaning set forth in Section 8.3.

1.14.	“Consultants” shall have the meaning set forth in Section 3.1.

1.15.	“Damage Notice” shall have the meaning set forth in Section 11.1.

1.16.

“Declarations and REAs” means any and all declarations, reciprocal easement agreements or other similar cross-easements, use agreements, covenants or similar agreements governing the use, maintenance or operation of any part of the Property.

1.17.	“Deed” shall have the meaning set forth in Section 5.2.1.

Schedule 1-1

1.18.	“Deposit” means, to the extent actually deposited by Purchaser with Escrow Agent, the Initial Deposit and the Additional Deposit, together with interest thereon.

1.19.	“Designated Representative” shall have the meaning set forth in Section 6.4.

1.20.

“Development Agreement” means any agreement between Seller and any municipal or quasi-municipal entity or other third party (other than Tenants under the Leases) for the development and construction of infrastructure, buildings, or other improvements, on, servicing, or with respect to the Property.

1.21.

“Disclosed” means, as of any certain date, any fact, information or condition (i) disclosed in the Title Documents, the Property Contracts which have been provided to Purchaser, Leases, or Rent Roll, or (ii) actually known by Purchaser, in each case on or prior to such date.

1.22.	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.23.	“ERISA” shall have the meaning set forth in Section 6.5.10.

1.24.	“Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.25.	“Estoppel Condition” shall have the meaning set forth in Section 8.3.

1.26.

“Estoppel Threshold” means (i) all Major Tenants and (ii) a subset of Tenants whose Leases, in the aggregate, cover at least seventy (70%) percent of the leased gross leasable commercial area of the Improvements that is leased as of the Effective Date, excluding such leased gross leasable commercial area attributable to Major Tenants.

1.27.	“Existing Survey” shall have the meaning set forth in Section 4.2.

1.28.	“Feasibility Period” shall mean a period that begins one second prior to the execution of this Agreement and expires simultaneously with the execution of the this Agreement.

1.29.

“Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property owned by Seller and located on the Land or in the Improvements as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable. The term “Fixtures and Tangible Personal Property” does not include (a) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property, or (c) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, or (d) the property and equipment, if any, expressly identified in Schedule 1.1.22.

Schedule 1-2

1.30.	“General Assignment” shall have the meaning set forth in Section 5.2.3.

1.31.

“Godley Towne Center Declaration” shall mean that certain Declaration of Easements, Covenants and Restrictions for Godley Towne Center, recorded in the Superior Court of Chatham County, Georgia on March 26, 2012 as Deed Book 376- J, Page 534, as amended by the First Amendment to Declaration of Easements, Covenants and Restrictions for Godley Towne Center, recorded in the Superior Court of Chatham County, Georgia on March 20, 2013 as Deed Book 385-U, Page 810; and Assignment of Declarant’s Rights Under Declaration of Easements, Covenants and Restrictions for Godley Towne Center, recorded in the Superior Court of Chatham County, Georgia on June 22, 2015 as Deed Book 561, Page 643

1.32.	“Good Funds” shall have the meaning set forth in Section 2.2.1.

1.33.	“Improvements” means all buildings and improvements located on the Land taken “as is.”

1.34.	“Initial Deposit” shall have the meaning set forth in Section 2.2.1.

1.35.	“Inspections” shall have the meaning set forth in Section 3.1.

1.36.

“Land” means all of those certain tracts of land located in the State of Georgia described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto, as more particularly described in the Deed.

1.37.

“Lease(s)” means the written leases or occupancy agreements, including those in effect on the Effective Date which will be identified on the Rent Roll attached hereto as Schedule 6.1.5 and any new leases entered into pursuant to Section 7.1, which, as of the Closing, affect all or any portion of the Land or Improvements under which Seller is the landlord (whether by entering into such leases and agreements or acquiring the Property subject to such leases and agreements), and any security deposits actually held by Seller with respect to any such Leases.

1.38.	“Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.39.	“Leasing Commissions” shall have the meaning set forth in Section 5.4.6.4.

1.40.	“Loan” means the current indebtedness owed by Seller which is secured by one or more deeds of trust and/or mortgages encumbering the Property.

1.41.	“Losses” shall have the meaning set forth in Section 3.4.1.

1.42.

“Major Tenants” means, individually and collectively, each of the following Tenants: TJ Maxx, Ross Dress for Less, Michaels, PetSmart, Kirkland’s, Buffalo Wild Wings, Rack Room Shoes, and Panera Bread.

Schedule 1-3

1.43.	“Materials” shall have the meaning set forth in Section 3.5.

1.44.

“Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller’s proprietary books and records, or (j) any right, title or interest in or to the Seller Marks. The term “Miscellaneous Property Assets” also shall include (x) all of Seller’s rights, if any, in and to the name “Village on Pooler Parkway” as it relates solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, or their respective affiliates), and (y) all of Seller’s rights, if any, in and to the following website: [____________], including, without limitation, the domain name and any and all files related to the creation and maintenance of such website.

1.45.	“New Exception” shall have the meaning set forth in Section 4.5.

1.46.	“New Exception Review Period” shall have the meaning set forth in Section 4.5.

1.47.	“Objection Deadline” shall have the meaning set forth in Section 4.3.

1.48.	“Objection Notice” shall have the meaning set forth in Section 4.3.

1.49.	“Objections” shall have the meaning set forth in Section 4.3.

1.50.

“Permits” means all licenses and permits granted by any governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property, excluding, however, those Permits which, under applicable law, are nontransferable.

1.51.	“Permitted Exceptions” shall have the meaning set forth in Section 4.4.

1.52.	“Preapproved Lease Modifications” means (each of which have already been executed prior to the Effective Date):

(i)	[omitted];

(ii)	[omitted]; and

(iii)	[omitted].

Schedule 1-4

1.53.

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.54.

“Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the Property Contracts, Leases, Permits, and the right, if any, of Seller in and to the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and used in its operation.

1.55.

“Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, management and similar contracts, excluding Leases, regardless of whether entered into by Seller, Property Manager, or an affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, whether or not assignable by their terms. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Property Management Agreement be considered a Property Contract.

1.56.	“Property Contracts List” shall have the meaning set forth in Section 6.1.8.

1.57.	“Property Contracts Notice” shall have the meaning set forth in Section 3.6.

1.58.	“Property Management Agreement” means the agreement currently in effect between Seller and the Property Manager.

1.59.	“Property Manager” means the current property manager of the Property.

1.60.	“Property Taxes” shall have the meaning set forth in Section 5.4.10.

1.61.	“Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.62.	“Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

1.63.	“Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.64.	“Records Disposal Notice” shall have the meaning set forth in Section 5.4.11.

1.65.	“Records Hold Period” shall have the meaning set forth in Section 5.4.11.

Schedule 1-5

1.66.	“Refund” shall have the meaning set forth in Section 5.4.10.

1.67.	“Rent Roll” shall have the meaning set forth in Section 6.1.7.

1.68.	“Repairs” shall have the meaning set forth in Section 11.1.

1.69.	“Required Assignment Consent” shall have the meaning set forth in Section 3.6.

1.70.	“Response Deadline” shall have the meaning set forth in Section 4.2.

1.71.	“Response Notice” shall have the meaning set forth in Section 4.3.

1.72.	“Risk of Loss Transfer” shall have the meaning set forth in Section 5.4.7.

1.73.	“Seller’s Indemnified Parties” shall have the meaning set forth in Section 3.4.1.

1.74.	“Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.11.

1.75.	“Seller’s Reconciliation Period” shall have the meaning set forth in Section 5.4.6.2.

1.76.	“Seller’s Representations” shall have the meaning set forth in Section 6.1.

1.77.	“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.78.

“Seller Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, an affiliate of Seller, the Property Manager, or an affiliate of the Property Manager in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by Seller or an affiliate of either Property Manager or Seller).

1.79.	“Survey” shall have the meaning ascribed thereto in Section 4.2.

1.80.	“Survival Period” shall have the meaning set forth in Section 6.3.

1.81.	“Survival Provisions” shall have the meaning set forth in Section 13.26.

1.82.	“Tax Year” shall mean each 12-month period for which the applicable taxing authority assesses Property Taxes, which may or may not be a calendar year.

1.83.	“Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.84.

“Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to the Leases. Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

Schedule 1-6

1.85.	“Tenant Inducement Costs” shall have the meaning set forth in Section 5.4.6.4.

1.86.	“Tenant Notifications” shall have the meaning set forth in Section 5.4.12.

1.87.	“Tenant Reconciliation” shall have the meaning set forth in Section 5.4.6.2.

1.88.	“Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.5.

1.89.	“Terminated Contracts” shall have the meaning set forth in Section 3.6.

1.90.	“Third-Party Costs” shall have the meaning set forth in Section 5.4.10.

1.91.

“Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property.

1.92.	“Title Commitment” shall have the meaning set forth in Section 4.1.

1.93.	“Title Documents” shall have the meaning set forth in Section 4.1.

1.94.	“Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.95.	“Title Policy” shall have the meaning set forth in Section 4.1.

1.96.	“Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

1.97.	“Vendor Notices” shall have the meaning set forth in Section 5.2.5.

Schedule 1-7

SCHEDULE 1.1.22

LIST OF EXCLUDED FIXTURES AND TANGIBLE PERSONAL PROPERTY

[To be updated]

Schedule 1.1.22-1

SCHEDULE 3.5

LIST OF MATERIALS

IN ALL INSTANCES, THE FOLLOWING MATERIALS WILL BE DELIVERED ONLY TO THE EXTENT THE SAME EXIST AND ARE IN SELLER’S POSSESSION OR REASONABLE CONTROL. ALL DELIVERIES ARE MADE SUBJECT TO THE PROVISIONS OF SECTION 3.5.2 OF THE AGREEMENT.

a)	All Leases.

b)	All Property Contracts.

c)	All environmental reports which relate to the Property and were prepared for Seller by third parties.

d)	Ad valorem and personal property tax statements for the current year, and the status of any pending appeal.

e)	Current YTD operating statements for the Property and for the three years prior to the year in which the Effective Date occurs.

f)	Guaranties or warranties with respect to the Property, if any.

g)	Copies of any certificates of occupancy and/or other Permits.

h)	Current rent roll

i)	Tenant Sales for the prior 3 calendar years

j)	Account receivables and bad debt for the prior 3 calendar years

k)	Schedule of security deposits and prepaid rents

l)	General ledgers for the prior 3 calendar years

m)	Tenant ledgers for the prior 3 calendar years

n)	Tenant expense reconciliations (both invoices and Excel backup) for CAM, insurance and RET for the prior 3 years

o)	Capex schedule for the prior 3 years

p)	Insurance declaration page

q)	Insurance loss runs for the past 36 months

r)	Utility bills and summary of utilities

s)	Any licenses / permits required to operate the property

t)	All “as-built” plans related to the property

u)	All REAs, OEAs, or other owner’s association documents

v)	Most recent survey

w)	Most recent title report with underlying documents

x)	Description of all pending litigation

y)	Notices of any violations

Schedule 3.5-1

SCHEDULE 6.1.5

RENT ROLL

[omitted]

Schedule 6.1.5-1

SCHEDULE 6.1.8

PROPERTY CONTRACTS LIST

[omitted]

Schedule 6.1.8-1

SCHEDULE 13.6

All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Sterling Organization

302 Datura Street, Suite 100

West Palm Beach, Florida 33401

Attn: Jason Donehower

E-mail: jdonehower@sterlingorganization.com

With a copy to:

D&K Law, P.A.

302 Datura Street, Suite 300

West Palm Beach, Florida 33401

Attn: Caitlin Steiger

E-mail: csteiger@diamondlawpa.com

To Seller:

[omitted]

With a copy to:

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Jon Danziger, Esq.

Email: jon.danziger@bclplaw.com

Schedule 13.6

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Chicago Title Insurance Company

711 Third Avenue, 8th Floor

New York, NY 10017

Attention: Matthew S. Bliwise

Email: matt.bliwise@ctt.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

Schedule 13.6